Loan Contract

Party A: __________
Party B: __________

Based on the principles of equality and free will, Party A and Party B reach a consensus through negotiations and enter into the following agreement for the loan, with which both Parties will comply.

(1)	Party A and Party B may borrow from each other up to RMB _______only;

(2)

From _________to _________, either Party may request to draw money from the other several times to satisfy the demand for capital in its operation. Either Party will offer the principal of the loan up to the limit to the other in accordance with this Contract. Both Parties may use such loan in a revolving manner; provided that at any point of time within the abovementioned term, the sum of the balance of the loan principal shall not exceed the upper limit.

(3)

Repayment Date and Interest Calculation: Party A and Party B shall repay the principal within ________years after each loan is offered. The interest shall be calculated based on the loan interest rate applicable in the same period, as stipulated by the People's Bank of China, and it shall be paid off in lump sum when due.

(4)	Dispute Resolution: Disputes shall in principle be solved by both Parties through negotiations. The Parties agree to resort to the people’s courts if negotiations fail.

(5)	Issues not addressed herein shall be solved by both Parties through negotiations.

This Contract shall take effect on the execution date. It is executed in duplicate, with each Party holding one copy.

Party A (signature, seal):	Party B (signature, seal):

(Seal of ___________)	(Seal of ____________)

__________, 201__